SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


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[  ]     Preliminary Proxy Statement
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         Rule 14a-6(e)(2))
[  ]     Definitive Proxy Statement
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[X ]      Soliciting Material Pursuant to ss. 240.14a-12

                             Mylan Laboratories Inc.

                (Name of Registrant as Specified In Its Charter)

                                 Carl C. Icahn,
                   Barberry Corp., Hopper Investments LLC and
                         High River Limited Partnership


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     1) Title of each class of securities to which transaction applies:



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     On November 22, 2004, High River Limited Partnership delivered a letter to Mylan Laboratories, Inc. ("Mylan"), which letter is attached hereto.



     SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF MYLAN LABORATORIES INC. FOR USE AT ITS SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF MYLAN LABORATORIES INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY MR. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2004 WITH RESPECT TO MYLAN LABORATORIES INC. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.

                         High River Limited Partnership
                          767 Fifth Avenue - 47th Floor
                            New York, New York 10153


                                                     November 22, 2004


Board of Directors
Mylan Laboratories, Inc.
1500 Corporate Drive - Suite 400
Canonsburg, Pennsylvania  15317-8574

                  Re:  Mylan Laboratories, Inc. ("Mylan")

Ladies and Gentlemen:

     We were astonished to see that within 3 hours after receiving our letter on November 19, 2005, Mylan cavalierly dismissed our $20 per share acquisition proposal as a "tactic" and that less than 3 days after receiving our letter, without even so much as placing a phone call to us to discuss our proposal, Mylan has taken the position that ours is not a serious offer and that discussions between our companies are not in the best interest of Mylan.

     We do not, have not and will not make frivolous bids. We advise you that we anticipate contributing, together with our affiliates, at least $1.5 billion of equity to the acquisition of Mylan and are prepared to provide detail regarding our financial condition at your request. (1) We are in discussion with a major financial institution regarding additional funding and based upon those conversations we are confident that once due diligence is provided we would be able to submit to the Board a fully funded transaction. Perhaps if the Board, which has stated that it is in the best position to determine the long-term plans for Mylan, had bothered to speak to us rather than rushing out a press release, it could have been better informed before racing to conclusions.

     We think the real test of long-term commitment to a company is reflected by the number of shares purchased with your own money. In our September meetings with Mr. Coury he recounted to us that he was a wealthy man, however, he has reported purchasing less that 2,000 Mylan shares. Yes, the company has given him plenty of stock, but how much of his money has he invested in Mylan? How much have all of the Board members other than Mr. Puskar invested in Mylan?

     It is interesting that you have gone back three to five years to support the results obtained by Mylan, which you describe as significantly outperforming "most" industry peers. We have received a study by A.T. Kearney that indicates that for fiscal years 2002-2004, (years 2003 and 2004 being the "Coury years"), Mylan's revenue and EBITDA grew at a compounded annual

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1 Our Mylan position existed prior to our recent establishment of a hedge fund and therefore that fund would not participate in this transaction.

growth rate of 11.6 percent and 10.7 percent, respectively, compared to 21 and 28 percent for its largest competitors.

     Given that performance, we would have expected Mr. Coury's compensation to suffer. However, paradoxical to what we think would be congruous compensation for Mylan performance, in the 2003 fiscal year, Mylan paid Mr. Coury over $2.4 million in cash and stock options which Mylan reported as having a potential realizable value of between $12.7 and $32.7 million. In the face of lagging Mylan performance in the 2004 fiscal year, Mr. Coury was paid over $3 million in cash and received restricted stock which Mylan reported at a value of $6,150,375. We find this to be offensive and, given the fact that Mylan's generic segment revenue decreased by approximately 18 percent for the quarter ending September 30, 2004 over the results for September 30, 2003, it appears to us that the Board's apparent enthusiasm for existing management is misplaced.

     Although disappointing, the substantial compensation to Mr. Coury is not surprising, in light of the criticism to which Mylan has been subjected regarding corporate governance. As reported in the interactive edition of the Pittsburgh Post-Gazette on November 2, 2004:

          GovernanceMetrics International, a New York firm that evaluates companies on corporate governance issues, ranks Mylan 2.5 on a scale of 1 to 10, with 10 being the best. It faulted the drug maker for compensation practices, lack of independent directors, and business deals between the company and officers, directors or their relatives, said Gavin Anderson, GovernanceMetrics chief executive officer.

          Anderson cited the $2 million bonus Coury received in the fiscal year ended March 31, $1.1 million of which was guaranteed. His firm considers seven of Mylan's 11 directors non-independent. Five are current or former officers.

          In the face of mounting criticism, more companies are putting more outsiders on their boards, believing shareholder interests are better served if more directors have fewer ties with management. Charles Elson, chairman of the University of Delaware's Weinberg Center for Corporate Governance said independent directors control 75 percent or more of the board seats at most companies.

          Mylan has "an exceedingly high percentage of insiders or quasi-insiders compared to what's going on inside corporate America today," said Donald Hambrick, a management professor at Penn State's Smeal College of Business. "I can see why Icahn is trying to do what he is."

     If your high-speed rejection of our proposal is indicative of what you have today referred to as the Board's "considered and careful judgments when making any decisions" then perhaps we should not be surprised either by the matters referred to in the above article or by the state of affairs in which Mylan currently finds itself.

                                  Very truly yours,

                                  High River Limited Partnership

                                  By: Hopper Investments LLC,
                                          its general partner

                                  By: Barberry Corp., sole member


                                  By: /s/ Carl C. Icahn
                                  Name: Carl C. Icahn
                                  Title:   Chairman of the Board